Exhibit (h)(6)(b)
FIRST AMENDMENT TO
HIRTLE CALLAGHAN TRUST
COMPLIANCE SERVICES AGREEMENT
     FIRST AMENDMENT (the “First Amendment”) to Hirtle Callaghan Trust Compliance Services Agreement made as of the 30th of June, 2008 (the “Effective Date”) by and between Hirtle Callaghan Trust, a Delaware statutory trust, with its principal office and place of business at Five Tower Bridge, 300 Barr Harbor Drive, Suite 500, West Conshohocken, PA 19428 (the “Trust”), and Foreside Compliance Services, LLC, a Delaware limited liability company with its principal office and place of business at Two Portland Square, Portland, Maine 04101 (“Foreside”).
     WHEREAS, the Trust and Foreside entered into a Compliance Services Agreement (the “Agreement”), pursuant to which Foreside has agreed to provide certain compliance services to the Trust; and
     WHEREAS, the Trust and Foreside desire to renew the Agreement pursuant to Section 6(b) and amend certain provisions thereof pursuant to Section 14(b) thereof;
     NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and Foreside hereby agree as follows:
1. Renewal of Agreement
     Pursuant to Section 6(b) of the Agreement, the Agreement is hereby renewed for a period of one (1) year beginning on the Effective Date. Such renewal has been approved by a majority vote of the Board, including a majority of the Independent Trustees.
2. Additional Funds
     Appendix A of the Compliance Agreement is hereby amended and restated in its entirety as provided on Exhibit A attached hereto.
3. Fees
     Appendix C of the Compliance Agreement is hereby amended and restated as provided on Exhibit B attached hereto.
4. Miscellaneous
(a) Capitalized terms not otherwise defined herein shall have the same meaning as ascribed to them in the Agreement.
(b) All terms and conditions of the Agreement not otherwise amended herein shall remain in full force and effect in their original form.

(c) This First Amendment shall be governed by the laws of the State of Delaware without regard to the conflict of laws provisions thereof.
(d) This Amendment may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

HIRTLE CALLAGHAN TRUST
By:	/s/ Robert Zion
	Name:	Robert J. Zion
	Title:	Vice President & Treasurer

FORESIDE COMPLIANCE SERVICES, LLC
By:	/s/ Richard J. Berthy
	Name:	Richard J. Berthy
Title:

Exhibit A
HIRTLE CALLAGHAN TRUST
COMPLIANCE SERVICES AGREEMENT
Appendix A
Funds of the Trust:
The Equity Portfolios
•	The Value Equity Portfolio

•	The Growth Equity Portfolio

•	The Small Capitalization Equity Portfolio

•	The International Equity Portfolio

•	The Institutional Value Equity Portfolio

•	The Institutional Growth Equity Portfolio

•	The Institutional Small Capitalization Equity Portfolio

•	The Institutional International Equity Portfolio
The Income Portfolios
•	The Short-Term Municipal Bond Portfolio

•	The Intermediate Term Municipal Bond Portfolio

•	The Fixed Income Portfolio

•	The Fixed Income Opportunity Portfolio

•	The Fixed Income II Portfolio

Exhibit B
HIRTLE CALLAGHAN TRUST
COMPLIANCE SERVICES AGREEMENT
Appendix C
a.	Fees
▪	An annual fee of $144,000.

▪	For each new Funds added after the Effective Date of the First Amendment, an annual fee of $16,000 will be assessed, invoiced and payable monthly.

▪	Foreside will waive a portion of the annual fee referenced above equal to fifty percent (50%) of the cost of Citigroup Fund Services’ compliance data program, Compliance Edge.

▪	All fees payable pursuant to this Agreement are subject to an annual increase, commencing on the one-year anniversary of the Effective Date of the First Amendment. Such annual increase shall be in an amount equal to the percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled “All Services Less Rent of Shelter” (or a similar index should such index no longer be published) since the Effective Date of the Amendment or the date of the last fee increase, as the case may be.
b.	Out-Of-Pocket and Related Expenses
The Trust, on behalf of the applicable Fund, shall reimburse Foreside for the following out-of-pocket and ancillary expenses, except as otherwise provided in the Agreement:
(i)	communications;

(ii)	postage and delivery services;

(iii)	reproduction;

(iv)	reasonable travel expenses for the CCO incurred in connection with his oversight of the compliance programs of the Service Providers;

(v)	reasonable travel expenses incurred in connection with travel requested by the Board and agreed in advance; and

(vi)	other expenses incurred in connection with providing the services described in this Agreement if approved by the appropriate officers of the Trust.